Exhibit 99.1

AMAZON.COM ANNOUNCES FINANCIAL RESULTS AND CEO TRANSITION

Founder and CEO Jeff Bezos will transition to role of Executive Chair in Q3,
Andy Jassy to become Chief Executive Officer of Amazon at that time

SEATTLE—(BUSINESS WIRE) February 2, 2021—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its fourth quarter ended December 31, 2020.

•Operating cash flow increased 72% to $66.1 billion for the trailing twelve months, compared with $38.5 billion for the trailing twelve months ended December 31, 2019.
•Free cash flow increased to $31.0 billion for the trailing twelve months, compared with $25.8 billion for the trailing twelve months ended December 31, 2019.
•Free cash flow less principal repayments of finance leases and financing obligations increased to $20.3 billion for the trailing twelve months, compared with $16.2 billion for the trailing twelve months ended December 31, 2019.
•Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations increased to $21.4 billion for the trailing twelve months, compared with $12.5 billion for the trailing twelve months ended December 31, 2019.
•Common shares outstanding plus shares underlying stock-based awards totaled 518 million on December 31, 2020, compared with 512 million one year ago.
Fourth Quarter 2020
•Net sales increased 44% to $125.6 billion in the fourth quarter, compared with $87.4 billion in fourth quarter 2019. Excluding the $1.7 billion favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales increased 42% compared with fourth quarter 2019.
•Operating income increased to $6.9 billion in the fourth quarter, compared with operating income of $3.9 billion in fourth quarter 2019.
•Net income increased to $7.2 billion in the fourth quarter, or $14.09 per diluted share, compared with net income of $3.3 billion, or $6.47 per diluted share, in fourth quarter 2019.
Full Year 2020
•Net sales increased 38% to $386.1 billion, compared with $280.5 billion in 2019. Excluding the $1.4 billion favorable impact from year-over-year changes in foreign exchange rates throughout the year, net sales increased 37% compared with 2019.
•Operating income increased to $22.9 billion, compared with operating income of $14.5 billion in 2019.
•Net income increased to $21.3 billion, or $41.83 per diluted share, compared with net income of $11.6 billion, or $23.01 per diluted share, in 2019.

Amazon is also announcing today that Jeff Bezos will transition to the role of Executive Chair in the third quarter of 2021 and Andy Jassy will become Chief Executive Officer at that time.

“Amazon is what it is because of invention. We do crazy things together and then make them normal. We pioneered customer reviews, 1-Click, personalized recommendations, Prime’s insanely-fast shipping, Just Walk Out shopping, the Climate Pledge, Kindle, Alexa, marketplace, infrastructure cloud computing, Career Choice, and much more,” said Jeff Bezos, Amazon founder and CEO. “If you do it right, a few years after a surprising invention, the new thing has become normal. People yawn. That yawn is the greatest compliment an inventor can receive. When you look at our financial results, what you’re actually seeing are the long-run cumulative results of invention. Right now I see Amazon at its most inventive ever, making it an optimal time for this transition.”

Highlights

Investing in Employee Safety and Providing Good Jobs
•Amazon is working to ensure that its front-line employees receive vaccines as soon as possible. The company is closely monitoring the availability of COVID-19 vaccines worldwide, advocating on behalf of its employees, and working in partnership with global medical experts, governments, and health providers to accelerate vaccination programs.
•Amazon continues to ramp up its in-house COVID-19 testing program as part of its investments to keep front-line employees safe. More than 700 employees are now tested every hour, and Amazon’s dedicated COVID-19 labs have processed more than one million tests globally.
•Amazon recognized front-line employees by investing $2.5 billion in additional pay in 2020. This is on top of the company’s industry-leading starting wage of at least $15 an hour, which is double the federal minimum wage. All full-time employees also receive healthcare and full benefits from their first day on the job.
•Amazon received the Lee Anderson Veteran and Military Spouse Employment Award for excellence in hiring, training, and retaining veterans, transitioning service members, and military spouses. Amazon employs more than 40,000 veterans and military spouses across the U.S.

Supporting Communities
•Amazon announced a new Housing Equity Fund, a $2 billion commitment to preserve and create over 20,000 affordable housing units in Washington State’s Puget Sound region; Arlington, Virginia; and Nashville, Tennessee. The Fund provides below-market loans and grants to housing partners, public agencies, and minority-led organizations. It started with initial investments totaling $567 million for 2,300 affordable apartment homes.
•Amazon announced plans to provide free cloud skills training to 29 million people around the world by 2025, as it continues to invest in upskilling and career development for its customers and employees. The AWS-designed programs range from self-paced online courses to intensive upskilling programs that help participants build new careers in the technology industry. This expands on Amazon’s Upskilling 2025 initiative, a $700 million commitment to upskill 100,000 U.S. employees by helping them transition into high-demand, high-paying jobs, as well as Career Choice, a program that pre-pays tuition for employees looking to earn degrees in in-demand fields.
•Amazon unveiled plans for the second phase of construction for its headquarters in Arlington, Virginia. Amazon plans to build 2.8 million square feet of office space as part of its commitment to create 25,000 jobs and invest $2.5 billion in the community over the next decade. The project will create more than 2.5 acres of open space for the local community, run on renewable energy, and bring retail and other services to local residents.
•Amazon in the UK expanded its long-standing partnership with nonprofit Magic Breakfast to reach more children at risk of hunger. In addition to being a significant financial donor, Amazon distributed more than two million free, healthy breakfasts to children studying at home due to COVID-19 who would normally receive these meals at school.
•In the UK, Amazon delivered more than six million COVID-19 testing kits free of charge, in support of the government’s COVID-19 testing program.
•Globally, Amazon has donated over 65,000 Echo devices, Fire Tablets, and other devices throughout the COVID-19 crisis to organizations that support frontline workers and first responders, and to help keep patients, students, and communities impacted by the pandemic connected.
•In support of World AIDS Day and Giving Tuesday, Amazon announced the limited-edition (echo)RED. Available in the all-new spherical design, (echo)RED offers premium sound and a built-in smart home hub. Amazon will donate $10 of every (echo)RED sale to support (RED)’s fight against AIDS and COVID-19 in sub-Saharan Africa. Customers can also donate to (RED)’s fight against the COVID-19 and HIV/AIDS pandemics on any Alexa-enabled device by simply saying, “Alexa, donate to RED.”

•Ring announced a new program with Habitat for Humanity, a global nonprofit that shares Ring’s commitment to help make homes and neighborhoods safer, including a donation of $1 million worth of Ring Video Doorbells to provide Habitat homeowners with added peace of mind.

Protecting the Planet
•Amazon became the world’s largest corporate purchaser of renewable energy, taking another step in its journey to be net-zero carbon by 2040. The company is investing in the building of 26 new utility-scale wind and solar projects in Australia, France, Germany, Italy, South Africa, Sweden, the UK, and the U.S., bringing Amazon’s total number of renewable energy projects to 127. Amazon’s investments will supply its operations with more than 18,000 gigawatt hours (GWh) of renewable energy annually, helping put the company on a path to achieve 100% renewable energy by 2025, five years ahead of the initial 2030 target.
•Thirty-one organizations have signed The Climate Pledge, a commitment co-founded by Amazon and Global Optimism to achieve net-zero carbon by 2040. Twenty of those companies signed The Climate Pledge last quarter: Atos, Boom Supersonic, Brooks, Cabify, Canary Wharf Group, Coca-Cola European Partners, ERM, Groupe SEB France, Harbour Air, Henkel, ITV, JetBlue, Microsoft, Neste, Rivian, Rubicon, Signify, Uber, Unilever, and Vaude.
•Amazon joined the Food Loss and Waste 2030 Champions group, an effort by the U.S. Environmental Protection Agency and Department of Agriculture to reduce food loss and waste within U.S. company operations by 50% by 2030.
•Amazon expanded Climate Pledge Friendly, a program to help customers discover and shop for more sustainable products, in five countries across Europe. The program launched with over 40,000 Climate Pledge Friendly products in France, Germany, Italy, Spain, and the UK.

Empowering Small and Medium-Sized Businesses
•The 2020 holiday season was the best ever for independent businesses selling on Amazon—nearly all of which are small and medium-sized businesses—with worldwide sales growing over 50% compared to the same period in 2019. Sellers surpassed $4.8 billion in worldwide sales from Black Friday through Cyber Monday, growing about 60% from the previous year. During the holiday season as a whole, small and medium-sized businesses in the U.S. sold nearly one billion products in Amazon’s store.
•Since the start of the COVID-19 pandemic, Amazon has incurred more than $5 billion in operational costs on behalf of independent businesses selling in Amazon’s store, and expects to invest billions more through 2021. In 2020, Amazon increased square footage across its fulfillment and logistics network by 50%, dedicated 60% of fulfillment center capacity to seller products, and postponed annual selling fee adjustments until June 2021.
•As part of the AWS Activate program, Amazon provided more than $1 billion in AWS credits during 2020 to help early stage startups launch their businesses and accelerate their growth. With this help, startups are using scalable, reliable, and secure cloud services like compute, storage, database, analytics, Internet of Things, machine learning, and many others from AWS to scale their businesses.
•Amazon launched small business accelerator programs across Europe to help entrepreneurs and small businesses succeed in the digital world. These programs offer free access to online training, expert advice, live events, and services, and they include the Amazon Small Business Accelerator in the UK, Quickstart-Online in Germany, Despega in Spain, Accelera con Amazon in Italy, and Accelerateur du Numerique in France. The programs are delivered in collaboration with associations and universities, and they have already supported tens of thousands of small businesses.
•In December, Amazon India hosted Small Business Day, an event to increase visibility and sales for entrepreneurs and small businesses selling in Amazon’s store. Over 55,000 sellers from over 4,000 Postal Index Codes benefitted from Small Business Day, and over 1,500 sellers had their highest ever day of sales on Amazon.
•In 2020, thousands of independent authors earned more than $50,000 through Kindle Direct Publishing, with more than 1,000 authors surpassing $100,000 in royalties.
•In 2020, authors using Amazon’s self-publishing service Kindle Direct Publishing (KDP) earned more than $370 million in royalties from their participation in Kindle Unlimited. KDP authors have earned more than $1.5 billion from participation in Kindle Unlimited since 2014.

Shopping and Entertainment
•Thanks to customers, employees, and selling partners, Amazon had a record-breaking holiday season, delivering more than a billion toys, home, fashion, electronics, beauty, and personal care products to customers worldwide.

•Amazon Pharmacy launched in the U.S., bringing prescription medications to customers’ doorsteps. Customers can now browse medications, create a secure pharmacy profile, and request or manage prescriptions on Amazon.com. Prime members receive unlimited, free two-day delivery on Amazon Pharmacy orders with their membership.
•Amazon launched a new Amazon Prime prescription savings benefit, which brings pharmacy savings to customers who pay without insurance and can be used at 50,000 participating pharmacies nationwide.
•Amazon Fashion introduced Made For You, a way for customers to design custom T-shirts to their exact measurements and style preferences. For just $25, U.S. shoppers can customize a T-shirt’s fit, fabric, color, sleeve length, shirt length, neckline, and back-neck label.
•Amazon India’s Great Indian Festival shopping event focused on enabling the revival of small and medium-sized businesses and helping customers, even in remote areas of the country, shop safely and conveniently from their homes. During the month-long event, customers purchased items from over 110,000 sellers, the majority of whom were from rural towns.
•Hudson, a travel experience leader with over 1,000 stores across North America, announced it will use Amazon’s Just Walk Out technology in select travel convenience stores. Just Walk Out technology enables shoppers to enter a store, grab what they want, and just go. The first Hudson store with Just Walk Out technology is planned to open in early 2021 at Dallas Love Field Airport, with additional stores coming later this year.
•Amazon Fresh grocery stores expanded into seven new communities in the U.S.: Irvine, CA; Ladera Heights, CA; Naperville, IL; North Hollywood, CA; Northridge, CA; Schaumburg, IL; and Whittier, CA. To support the continued growth, Amazon is hiring thousands of grocery associates across Chicagoland, the greater Los Angeles area, and Seattle.
•Amazon was identified as the best overall grocery retailer by dunnhumby Retailer Preference Index that ranks the top 57 grocery retailers in the U.S. based on an annual survey of 10,000 U.S. households. The survey also placed Amazon at the top of the list for customer safety ratings.
•Amazon Music signed an agreement to acquire innovative podcast publisher, Wondery. Through this acquisition, Amazon Music aims to accelerate the growth and evolution of podcasts by bringing creators, hosts, and immersive experiences to even more listeners across the globe. Wondery will be able to provide more high-quality, innovative content, continuing their mission of bringing a world of entertainment and knowledge to their audiences, wherever they listen. The acquisition is not yet closed and is subject to customary closing conditions.
•Prime Video continues to launch Amazon Original series and movies globally. Amazon Original movie Borat Subsequent Moviefilm, starring Sacha Baron Cohen, generated tens of millions of customer streams globally on opening weekend. Other popular Amazon Original movies include Uncle Frank, Sylvie’s Love, Sound of Metal, and I’m Your Woman. Prime Video members also enjoyed new and returning Amazon Original series and specials such as What the Constitution Means to Me, Utopia, Truth Seekers, The Pack, Small Axe, The Wilds, The Expanse, Yearly Departed, and the final season of Vikings. Internationally, locally produced Amazon Originals debuting included FERRO (Italy), El Cid (Spain), The Challenge: ETA (Spain), BILD.Macht.Deutschland? (Germany), Binge Reloaded (Germany), Truth Seekers (UK), The Grand Tour: A Massive Hunt (UK), All or Nothing: Tottenham Hotspur (UK), The Bachelorette (Japan), Mirzapur (India), and Locas por el Cambio (Mexico).
•The fourth quarter marked Prime Video’s strongest viewership for live sports globally. In the U.S., Prime Video’s exclusive coverage of the San Francisco 49ers vs. Arizona Cardinals game on December 26 drew an estimated 11.2 million total viewers and delivered the highest digital average-minute-audience ever for an NFL regular season game. In the UK, the number of customers tuning into live Premier League football grew for the second season as millions watched 22 live and exclusive matches on Prime Video. In addition, millions of Prime members streamed live, international rugby for the first-ever Autumn Nations Cup tournament; and in India, Prime Video announced its first foray into live sports, with the acquisition of India territory rights for New Zealand Cricket through 2025-26.
•Amazon Studios announced deals for upcoming Prime Video series and movies, including the Eddie Murphy comedy Coming 2 America, which premieres in March on Prime Video globally and an unscripted docuseries and new coming-of-age series based on Jessica Simpson’s best-selling memoir Open Book.

Amazon Devices and Services
•Amazon announced that Fire TV now reaches more than 50 million monthly active users around the world. Amazon also secured new content deals with premium streaming providers, including HBO Max, discovery+, and Xfinity in the U.S.; Disney+ in Mexico and Brazil; NOW TV in the UK; and CANAL+ in France. The new Fire TV Experience released globally includes a redesigned Home Screen, Profiles, and a new voice-first experience with Alexa to easily discover content.

•Zoox revealed the first look at their fully functional, electric, autonomous vehicle, which features bi-directional driving and is capable of speeds up to 75 miles per hour.
•Amazon announced Alexa Custom Assistant, a new service that lets device makers, auto makers, and service providers create custom-branded voice assistants that are powered by and work in cooperation with Alexa. The Alexa Custom Assistant can be built into automobiles and consumer electronics, including smart displays, speakers, set top boxes, fitness devices, and more, providing a complete, managed voice solution that substantially reduces cost, complexity, and time to market.
•Amazon continued to make progress on Project Kuiper, a low earth orbit satellite constellation that will increase broadband access for unserved and underserved communities around the world. In December, the team revealed designs for the Ka-band phased array antenna that will be used in its customer terminal. The antenna is smaller and lighter than legacy designs, allowing Amazon to produce a customer terminal that is more affordable and easier to install.
•Ring introduced general availability of its new Mailbox Sensor to customers, launched Customizable Motion Zones for all battery-powered Ring Video Doorbells and Security Cameras, and became the first major smart home security company to offer Video End-to-End Encryption. Additionally, Ring announced Ring Video Doorbell Wired, its smallest doorbell yet, and availability of the Ring Alarm in Spain.
•Amazon took another step toward making interactions with Alexa more natural, and skills more discoverable, by introducing a new capability that infers customers’ latent goals—goals that are implicit in customer requests but not directly expressed—and seamlessly transitions to a relevant skill without requiring the name of the skill, or repeating the same information across skills.
•Key by Amazon’s In-Garage Delivery service expanded to tens of millions of Prime members in over 4,000 cities in the U.S., enabling them to enjoy free, contactless, and secure package delivery conveniently inside their garage to keep packages safe.
•Amazon announced the first Alexa built-in commercial trucking integration in Volvo Trucks in the EU; the first integration in Brazil with BMW’s BMWi and MINI cars; and new vehicle launches with Dodge Durango, Chrysler Pacifica, Fiat 500 electric, and Acura MDX. Additionally, new Alexa integrations were announced at the Consumer Electronics Show (CES), including Harman, Intel, Lenovo, TP-Link, Rise Gardens, and more.
•Alexa added Netflix to its global roster of streaming service providers for Echo Show customers, giving them more at-home entertainment options. Amazon also added podcast support to Alexa from services like Amazon Music, Apple, and Spotify in more countries around the world.
•Alexa became more multilingual, allowing members of a household to interact with Alexa in two different languages without needing to change the settings. In the U.S., multilingual mode allows bilingual customers to code-switch from English to Spanish, and vice versa. Amazon also launched multilingual mode in new languages and countries including Germany, Spain, France, Italy, and Japan.
•Amazon added new Alexa features that make customers’ daily lives more convenient, including the ability to share a shopping list with Alexa contacts by voice, video calling on Fire TV, and new Alexa Routines on Fire TV.

Amazon Web Services
•AWS announced significant customer momentum during the quarter with new commitments and migrations spanning major industries, including financial services with JPMorgan Chase, Itaú Unibanco (Latin America’s largest bank), Standard Chartered Bank, and Nationwide; media and entertainment with Metro-Goldwyn-Mayer (MGM), Thomson Reuters, and ViacomCBS; technology with Arm and Twitter; travel with Boom Technology, Inc. (Boom Supersonic) and Star Alliance (the world’s largest airline alliance); retail and e-commerce with Mercado Libre (Latin America’s largest online commerce and payments provider) and Zalando (Europe’s largest online fashion and lifestyle platform); power and utilities with Siemens Smart Infrastructure (a Siemens AG business group that focuses on energy distribution and intelligent buildings); and automotive with The BMW Group, as well as a multi-year, global agreement to develop and market BlackBerry’s Intelligent Vehicle Data Platform, IVY.
•At AWS re:Invent, Amazon’s ninth-annual learning conference for the global cloud computing and information technology communities, AWS attracted over 570,000 registered attendees and announced 180 new services and features, including:
•The industry’s first cloud-based Mac instances (EC2 Mac instances for Amazon Elastic Compute Cloud) that enable customers to develop, scale, and run macOS workloads in AWS.

•Five new services that push the envelope on price performance and extend Amazon EC2’s lead as the broadest and deepest portfolio of compute instances in the cloud, including Graviton2-powered C6gn instances that provide 40% better price performance for networking and compute-intensive workloads over comparable current generation x86-based instances, AMD-powered G4ad Graphics Processing Unit (GPU) instances that offer the industry’s best price performance for graphics-intensive applications, M5zn instances that deliver the fastest Intel Xeon Scalable processors in the cloud, Intel-powered D3/D3en instances that offer the highest storage capacity for local HDD storage in the cloud, and memory-optimized R5b instances that deliver the fastest block storage performance available for Amazon EC2.
•Nine new capabilities for Amazon SageMaker that make it even easier for developers and data scientists to prepare, build, train, deploy, and manage machine learning models.
•Five new services for industrial customers that use machine learning to improve operational efficiency, quality control, security, and workplace safety. Amazon Monitron and Amazon Lookout for Equipment use sensor data to enable predictive maintenance. The AWS Panorama Appliance and SDK use computer vision to improve product quality and workplace safety. And, Amazon Lookout for Vision uses computer vision to spot anomalies and flaws in products and processes.
•Amazon HealthLake, a HIPAA-eligible service, enables healthcare organizations to aggregate all their data from disparate locations in various formats, transform that data into a consistent format, store it, and provide easy ways to analyze that data in AWS.
•Five new capabilities for AWS’s rapidly-growing contact center service, Amazon Connect, that significantly improve contact center agents’ productivity and customers’ experiences.
•AQUA (Advanced Query Accelerator) for Amazon Redshift provides an innovative new hardware-accelerated cache that delivers up to 10x better query performance than any other cloud data warehouse.
•AWS Glue Elastic Views lets developers easily build materialized views that automatically combine and replicate data across storage, data warehouses, and databases.
•Amazon QuickSight Q delivers a machine learning-powered capability for Amazon QuickSight that lets users type questions about their business data in natural language and receive highly accurate answers in seconds.
•Amazon EBS io2 Block Express volumes deliver the first storage area network (SAN) built for the cloud, with up to 256,000 input/output operations per second (IOPS), 4,000 MB/second throughput, and 64 TB of capacity.
•Amazon EBS Gp3 volumes give customers the ability to provision additional IOPS and throughput performance independent of storage capacity, provide up to 4x peak throughput, and are priced 20% lower per GB than the previous general purpose EBS volumes.
•Four new container services to help customers develop, deploy, and scale modern applications in the cloud and on-premises: Amazon Elastic Container Service (ECS) Anywhere and Amazon Elastic Kubernetes Service (EKS) Anywhere enable customers to run Amazon ECS and Amazon EKS in their own data centers, AWS Proton automates container and serverless application development and deployment, and Amazon Elastic Container Registry (Amazon ECR) Public provides developers an easy and highly available way to share and deploy container software publicly.
•The next version of Aurora Serverless, Aurora Serverless v2, scales to hundreds of thousands of database transactions in a fraction of a second, delivering up to 90% cost savings compared to provisioning infrastructure for peak capacity.
•Babelfish for Aurora PostgreSQL provides a new capability for Amazon Aurora that allows database customers to run SQL Server applications directly on Amazon Aurora PostgreSQL with little to no code changes (also, a new open source Babelfish for PostgreSQL will be available for all PostgreSQL database users in 2021).
•Two new observability services for containers, IoT, and operational data, Amazon Managed Service for Prometheus and Amazon Managed Service for Grafana, built on popular open source projects to help customers monitor and visualize modern applications at scale.
•AWS continued to expand its infrastructure footprint around the world, announcing the AWS Asia Pacific (Hyderabad) Region, available by mid-2022, and the AWS Europe (Zurich) Region and AWS Asia Pacific (Melbourne) Regions, available in the second half of 2022. AWS provides 77 Availability Zones (AZs) within 24 geographic regions, with announced plans for 18 more Availability Zones in six more AWS Regions, including regions in Indonesia, Japan, and Spain, as well as the recently pre-announced regions in India, Switzerland, and Australia.
•New AWS Local Zones in Boston, Houston, and Miami place AWS infrastructure close to end users in metropolitan centers, so customers can access low-latency compute, storage, and database services without needing to provision or maintain datacenter space. AWS also announced the availability of AWS Local Zones in 12 additional cities (Atlanta, Chicago, Dallas, Denver, Kansas City, Las Vegas, Minneapolis, New York, Philadelphia, Phoenix, Portland, and Seattle) coming in 2021.
•AWS announced two new smaller AWS Outposts form factors (1U and 2U servers) that give customers access to AWS on-premises in space-constrained locations, such as branch offices, factories, hospitals, cell towers, or retail stores.
•AWS announced the general availability of Amazon EC2 P4d instances, the next generation of accelerated computing instances powered by NVIDIA A100 Tensor Core GPUs and AWS petabit-scale networking. P4d instances provide up to 3x faster time to train and 60% lower cost than previous generation instances for machine learning training and high-performance computing in the cloud. EC2 P4d instances are also the only instances in the cloud to feature UltraCluster capability, enabling customers to scale to 2x the computing power as any other cloud provider.
•AWS announced AWS Trainium, an AWS-designed machine learning training chip that will deliver the most cost-effective training in the cloud. AWS Trainium will deliver the most teraflops of any machine learning training instance in the cloud, support all major frameworks (including TensorFlow, PytTorch, and MXnet), and use the same Neuron SDK used by AWS Inferentia (an AWS-designed chip for machine learning inference acceleration), making it easy for customers to get started training quickly with AWS Trainium. AWS Trainium is coming to Amazon EC2 and Amazon SageMaker in the second half of 2021.

Financial Guidance
The following forward-looking statements reflect Amazon.com’s expectations as of February 2, 2021, and are subject to substantial uncertainty. Our results are inherently unpredictable and may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and customer spending, world events, the rate of growth of the Internet, online commerce, and cloud services, and the various factors detailed below. This guidance reflects our estimates as of February 2, 2021 regarding the impact of the COVID-19 pandemic on our operations, including those discussed above, and is highly dependent on numerous factors that we may not be able to predict or control, including: the duration and scope of the pandemic, including any recurrence; actions taken by governments, businesses, and individuals in response to the pandemic; the impact of the pandemic on global and regional economies and economic activity, workforce staffing and productivity, and our significant and continuing spending on employee safety measures; our ability to continue operations in affected areas; and consumer demand and spending patterns, as well as the effects on suppliers, creditors, and third-party sellers, all of which are uncertain. This guidance also assumes the impacts on consumer demand and spending patterns, including impacts due to concerns over the current economic outlook, will be in line with those experienced during the first quarter of 2021 to date, and the additional assumptions set forth below. However, it is not possible to determine the ultimate impact on our operations for the first quarter of 2021, or whether other currently unanticipated direct or indirect consequences of the pandemic are reasonably likely to materially affect our operations.
First Quarter 2021 Guidance
•Net sales are expected to be between $100.0 billion and $106.0 billion, or to grow between 33% and 40% compared with first quarter 2020. This guidance anticipates a favorable impact of approximately 300 basis points from foreign exchange rates.
•Operating income is expected to be between $3.0 billion and $6.5 billion, compared with $4.0 billion in first quarter 2020. This guidance assumes approximately $2.0 billion of costs related to COVID-19.
•This guidance assumes, among other things, that no additional business acquisitions, investments, restructurings, or legal settlements are concluded.

A conference call will be webcast live today at 2:30 p.m. PT/5:30 p.m. ET, and will be available for at least three months at amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products and services sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income or other taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of claims, litigation, government investigations, and other proceedings, fulfillment, sortation, delivery, and data center optimization, risks of inventory management, variability in demand, the degree to which the Company enters into, maintains, and develops commercial agreements, proposed and completed acquisitions and strategic transactions, payments risks, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services, and technologies, system interruptions, government regulation and taxation, and fraud. In addition, additional or unforeseen effects from the COVID-19 pandemic and the global economic climate may give rise to or amplify many of these risks. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent filings.

Our investor relations website is amazon.com/ir and we encourage investors to use it as a way of easily finding information about us. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, corporate governance information (including our Code of Business Conduct and Ethics), and select press releases, which may contain material information about us, and you may subscribe to be notified of new information posted to this site.
About Amazon
Amazon is guided by four principles: customer obsession rather than competitor focus, passion for invention, commitment to operational excellence, and long-term thinking. Customer reviews, 1-Click shopping, personalized recommendations, Prime, Fulfillment by Amazon, AWS, Kindle Direct Publishing, Kindle, Fire tablets, Fire TV, Amazon Echo, and Alexa are some of the products and services pioneered by Amazon. For more information, visit amazon.com/about and follow @AmazonNews.

AMAZON.COM, INC.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2020	2019	2020

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	$23,554	$30,202	$32,173	$36,410
OPERATING ACTIVITIES:
Net income	3,268	7,222	11,588	21,331
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization of property and equipment and capitalized content costs, operating lease assets, and other	6,170	7,618	21,789	25,251
Stock-based compensation	1,840	2,562	6,864	9,208
Other operating expense (income), net	50	(487)	164	(71)
Other expense (income), net	(494)	(1,327)	(249)	(2,582)
Deferred income taxes	185	(1,636)	796	(554)
Changes in operating assets and liabilities:
Inventories	(1,516)	329	(3,278)	(2,849)
Accounts receivable, net and other	(3,906)	(4,560)	(7,681)	(8,169)
Accounts payable	10,683	13,249	8,193	17,480
Accrued expenses and other	2,894	7,127	(1,383)	5,754
Unearned revenue	485	333	1,711	1,265
Net cash provided by (used in) operating activities	19,659	30,430	38,514	66,064
INVESTING ACTIVITIES:
Purchases of property and equipment	(5,312)	(14,824)	(16,861)	(40,140)
Proceeds from property and equipment sales and incentives	1,371	1,629	4,172	5,096
Acquisitions, net of cash acquired, and other	(777)	(380)	(2,461)	(2,325)
Sales and maturities of marketable securities	7,626	17,338	22,681	50,237
Purchases of marketable securities	(6,444)	(20,801)	(31,812)	(72,479)
Net cash provided by (used in) investing activities	(3,536)	(17,038)	(24,281)	(59,611)
FINANCING ACTIVITIES:
Proceeds from short-term debt, and other	680	2,434	1,402	6,796
Repayments of short-term debt, and other	(815)	(2,291)	(1,518)	(6,177)
Proceeds from long-term debt	418	531	871	10,525
Repayments of long-term debt	(1,050)	(113)	(1,166)	(1,553)
Principal repayments of finance leases	(2,780)	(2,368)	(9,628)	(10,642)
Principal repayments of financing obligations	(24)	(9)	(27)	(53)
Net cash provided by (used in) financing activities	(3,571)	(1,816)	(10,066)	(1,104)
Foreign currency effect on cash, cash equivalents, and restricted cash	304	599	70	618
Net increase (decrease) in cash, cash equivalents, and restricted cash	12,856	12,175	4,237	5,967
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$36,410	$42,377	$36,410	$42,377
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest on debt	$155	$201	$875	$916
Cash paid for operating leases	941	1,201	3,361	4,475
Cash paid for interest on finance leases	166	128	647	612
Cash paid for interest on financing obligations	19	31	39	102
Cash paid for income taxes, net of refunds	188	420	881	1,713
Assets acquired under operating leases	2,476	4,347	7,870	16,217
Property and equipment acquired under finance leases	4,182	2,695	13,723	11,588
Property and equipment acquired under build-to-suit arrangements	252	1,039	1,362	2,267

AMAZON.COM, INC.
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2020	2019	2020

Net product sales	$50,542	$71,056	$160,408	$215,915
Net service sales	36,895	54,499	120,114	170,149
Total net sales	87,437	125,555	280,522	386,064
Operating expenses:
Cost of sales	53,977	79,284	165,536	233,307
Fulfillment	12,192	18,474	40,232	58,517
Technology and content	9,740	12,049	35,931	42,740
Marketing	6,172	7,403	18,878	22,008
General and administrative	1,412	1,968	5,203	6,668
Other operating expense (income), net	65	(496)	201	(75)
Total operating expenses	83,558	118,682	265,981	363,165
Operating income	3,879	6,873	14,541	22,899
Interest income	211	100	832	555
Interest expense	(455)	(414)	(1,600)	(1,647)
Other income (expense), net	418	1,206	203	2,371
Total non-operating income (expense)	174	892	(565)	1,279
Income before income taxes	4,053	7,765	13,976	24,178
Provision for income taxes	(786)	(566)	(2,374)	(2,863)
Equity-method investment activity, net of tax	1	23	(14)	16
Net income	$3,268	$7,222	$11,588	$21,331
Basic earnings per share	$6.58	$14.38	$23.46	$42.64
Diluted earnings per share	$6.47	$14.09	$23.01	$41.83
Weighted-average shares used in computation of earnings per share:
Basic	496	502	494	500
Diluted	505	513	504	510

AMAZON.COM, INC.
Consolidated Statements of Comprehensive Income
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2020	2019	2020

Net income	$3,268	$7,222	$11,588	$21,331
Other comprehensive income (loss):
Net change in foreign currency translation adjustments:
Foreign currency translation adjustments, net of tax of $1, $(34), $(5) and $(36)	447	820	78	561
Reclassification adjustment for foreign currency translation included in “Other operating expense (income), net,” net of tax of $0, $0, $29 and $0	—	—	(108)	—
Net foreign currency translation adjustments	447	820	(30)	561
Net change in unrealized gains (losses) on available-for-sale debt securities:
Unrealized gains (losses), net of tax of $1, $(12), $(12) and $(83)	(2)	34	83	273
Reclassification adjustment for losses (gains) included in “Other income (expense), net,” net of tax of $0, $3, $0 and $8	(2)	(5)	(4)	(28)
Net unrealized gains (losses) on available-for-sale debt securities	(4)	29	79	245
Total other comprehensive income (loss)	443	849	49	806
Comprehensive income	$3,711	$8,071	$11,637	$22,137

AMAZON.COM, INC.
Segment Information
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2020	2019	2020

North America
Net sales	$53,670	$75,346	$170,773	$236,282
Operating expenses	51,770	72,400	163,740	227,631
Operating income	$1,900	$2,946	$7,033	$8,651

International
Net sales	$23,813	$37,467	$74,723	$104,412
Operating expenses	24,430	37,104	76,416	103,695
Operating income (loss)	$(617)	$363	$(1,693)	$717

AWS
Net sales	$9,954	$12,742	$35,026	$45,370
Operating expenses	7,358	9,178	25,825	31,839
Operating income	$2,596	$3,564	$9,201	$13,531

Consolidated
Net sales	$87,437	$125,555	$280,522	$386,064
Operating expenses	83,558	118,682	265,981	363,165
Operating income	3,879	6,873	14,541	22,899
Total non-operating income (expense)	174	892	(565)	1,279
Provision for income taxes	(786)	(566)	(2,374)	(2,863)
Equity-method investment activity, net of tax	1	23	(14)	16
Net income	$3,268	$7,222	$11,588	$21,331

Segment Highlights:
Y/Y net sales growth:
North America	22%	40%	21%	38%
International	14	57	13	40
AWS	34	28	37	30
Consolidated	21	44	20	38
Net sales mix:
North America	61%	60%	61%	61%
International	27	30	27	27
AWS	12	10	12	12
Consolidated	100%	100%	100%	100%

AMAZON.COM, INC.
Consolidated Balance Sheets
(in millions, except per share data)

	December 31, 2019	December 31, 2020
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,092	$42,122
Marketable securities	18,929	42,274
Inventories	20,497	23,795
Accounts receivable, net and other	20,816	24,542
Total current assets	96,334	132,733
Property and equipment, net	72,705	113,114
Operating leases	25,141	37,553
Goodwill	14,754	15,017
Other assets	16,314	22,778
Total assets	$225,248	$321,195
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,183	$72,539
Accrued expenses and other	32,439	44,138
Unearned revenue	8,190	9,708
Total current liabilities	87,812	126,385
Long-term lease liabilities	39,791	52,573
Long-term debt	23,414	31,816
Other long-term liabilities	12,171	17,017
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued shares — 521 and 527
Outstanding shares — 498 and 503	5	5
Treasury stock, at cost	(1,837)	(1,837)
Additional paid-in capital	33,658	42,865
Accumulated other comprehensive income (loss)	(986)	(180)
Retained earnings	31,220	52,551
Total stockholders’ equity	62,060	93,404
Total liabilities and stockholders’ equity	$225,248	$321,195

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except per share data)
(unaudited)

	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Y/Y % Change
Cash Flows and Shares
Operating cash flow -- trailing twelve months (TTM)	$35,332	$38,514	$39,732	$51,220	$55,292	$66,064	72%
Operating cash flow -- TTM Y/Y growth	33%	25%	16%	42%	56%	72%	N/A
Purchases of property and equipment, net of proceeds from sales and incentives -- TTM	$11,868	$12,689	$15,395	$19,368	$25,791	$35,044	176%
Principal repayments of finance leases -- TTM (1)	$8,754	$9,628	$10,013	$10,504	$11,054	$10,642	11%
Principal repayments of financing obligations -- TTM (1)	$129	$27	$43	$56	$68	$53	96%
Equipment acquired under finance leases -- TTM (1) (2)	$12,580	$12,916	$12,209	$11,952	$11,116	$9,104	(30)%
Principal repayments of all other finance leases -- TTM (1) (3)	$302	$392	$407	$415	$413	$427	9%
Free cash flow -- TTM (4)	$23,464	$25,825	$24,337	$31,852	$29,501	$31,020	20%
Free cash flow less principal repayments of finance leases and financing obligations -- TTM (1) (5)	$14,581	$16,170	$14,281	$21,292	$18,379	$20,325	26%
Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations -- TTM (1) (6)	$10,453	$12,490	$11,678	$19,429	$17,904	$21,436	72%
Common shares and stock-based awards outstanding	511	512	513	517	518	518	1%
Common shares outstanding	495	498	499	501	502	503	1%
Stock-based awards outstanding	16	14	14	16	16	15	6%
Stock-based awards outstanding -- % of common shares outstanding	3.2%	2.9%	2.8%	3.2%	3.3%	3.0%	N/A
Results of Operations
Worldwide (WW) net sales	$69,981	$87,437	$75,452	$88,912	$96,145	$125,555	44%
WW net sales -- Y/Y growth, excluding F/X	25%	21%	27%	41%	36%	42%	N/A
WW net sales -- TTM	$265,469	$280,522	$296,274	$321,782	$347,946	$386,064	38%
WW net sales -- TTM Y/Y growth, excluding F/X	22%	22%	23%	28%	31%	37%	N/A
Operating income	$3,157	$3,879	$3,989	$5,843	$6,194	$6,873	77%
F/X impact -- favorable (unfavorable)	$22	$16	$63	$111	$133	$142	N/A
Operating income -- Y/Y growth (decline), excluding F/X	(16)%	2%	(11)%	86%	92%	74%	N/A
Operating margin -- % of WW net sales	4.5%	4.4%	5.3%	6.6%	6.4%	5.5%	N/A
Operating income -- TTM	$14,448	$14,541	$14,109	$16,868	$19,905	$22,899	57%
Operating income -- TTM Y/Y growth (decline), excluding F/X	32%	16%	(6)%	11%	36%	54%	N/A
Operating margin -- TTM % of WW net sales	5.4%	5.2%	4.8%	5.2%	5.7%	5.9%	N/A
Net income	$2,134	$3,268	$2,535	$5,243	$6,331	$7,222	121%
Net income per diluted share	$4.23	$6.47	$5.01	$10.30	$12.37	$14.09	118%
Net income -- TTM	$11,347	$11,588	$10,563	$13,180	$17,377	$21,331	84%
Net income per diluted share -- TTM	$22.57	$23.01	$20.93	$26.04	$34.21	$41.83	82%
______________________________
(1)On January 1, 2019, we adopted accounting guidance amending the accounting for leases, which did not have a material impact on our 2019 operating results. Prior period amounts were not retrospectively adjusted. Under this new guidance, leases we previously referred to as “capital leases” are now referred to as “finance leases.” Leases we previously referred to as “finance leases” are now referred to as “financing obligations.”
(2)For the twelve months ended December 31, 2019 and 2020, this amount relates to equipment included in “Property and equipment acquired under finance leases” of $13,723 million and $11,588 million.
(3)For the twelve months ended December 31, 2019 and 2020, this amount relates to property included in “Principal repayments of finance leases” of $9,628 million and $10,642 million.
(4)Free cash flow is cash flow from operations reduced by “Purchases of property and equipment, net of proceeds from sales and incentives.”
(5)Free cash flow less principal repayments of finance leases and financing obligations is free cash flow reduced by “Principal repayments of finance leases” and “Principal repayments of financing obligations.”
(6)Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations is free cash flow reduced by equipment acquired under finance leases, which is included in “Property and equipment acquired under finance leases,” principal repayments of all other finance lease liabilities, which is included in “Principal repayments of finance leases,” and “Principal repayments of financing obligations.”

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions)
(unaudited)

	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Y/Y % Change
Segments
North America Segment:
Net sales	$42,638	$53,670	$46,127	$55,436	$59,373	$75,346	40%
Net sales -- Y/Y growth, excluding F/X	24%	22%	29%	44%	39%	40%	N/A
Net sales -- TTM	$161,228	$170,773	$181,088	$197,871	$214,606	$236,282	38%
Operating income	$1,282	$1,900	$1,312	$2,141	$2,252	$2,946	55%
F/X impact -- favorable (unfavorable)	$6	$(3)	$5	$(4)	$—	$7	N/A
Operating income -- Y/Y growth (decline), excluding F/X	(37)%	(16)%	(43)%	37%	76%	55%	N/A
Operating margin -- % of North America net sales	3.0%	3.5%	2.8%	3.9%	3.8%	3.9%	N/A
Operating income -- TTM	$7,384	$7,033	$6,057	$6,634	$7,604	$8,651	23%
Operating margin -- TTM % of North America net sales	4.6%	4.1%	3.4%	3.4%	3.5%	3.7%	N/A
International Segment:
Net sales	$18,348	$23,813	$19,106	$22,668	$25,171	$37,467	57%
Net sales -- Y/Y growth, excluding F/X	21%	15%	20%	41%	33%	50%	N/A
Net sales -- TTM	$71,740	$74,723	$77,637	$83,935	$90,758	$104,412	40%
Operating income (loss)	$(386)	$(617)	$(398)	$345	$407	$363	N/A
F/X impact -- favorable (unfavorable)	$(34)	$(7)	$(5)	$32	$152	$232	N/A
Operating income/loss -- Y/Y growth (decline), excluding F/X	(8)%	(5)%	338%	N/A	N/A	N/A	N/A
Operating margin -- % of International net sales	(2.1)%	(2.6)%	(2.1)%	1.5%	1.6%	1.0%	N/A
Operating income (loss) -- TTM	$(1,718)	$(1,693)	$(2,001)	$(1,055)	$(262)	$717	N/A
Operating margin -- TTM % of International net sales	(2.4)%	(2.3)%	(2.6)%	(1.3)%	(0.3)%	0.7%	N/A
AWS Segment:
Net sales	$8,995	$9,954	$10,219	$10,808	$11,601	$12,742	28%
Net sales -- Y/Y growth, excluding F/X	35%	34%	33%	29%	29%	28%	N/A
Net sales -- TTM	$32,501	$35,026	$37,549	$39,976	$42,582	$45,370	30%
Operating income	$2,261	$2,596	$3,075	$3,357	$3,535	$3,564	37%
F/X impact -- favorable (unfavorable)	$50	$26	$63	$83	$(20)	$(96)	N/A
Operating income -- Y/Y growth, excluding F/X	6%	18%	36%	54%	57%	41%	N/A
Operating margin -- % of AWS net sales	25.1%	26.1%	30.1%	31.1%	30.5%	28.0%	N/A
Operating income -- TTM	$8,782	$9,201	$10,053	$11,289	$12,563	$13,531	47%
Operating margin -- TTM % of AWS net sales	27.0%	26.3%	26.8%	28.2%	29.5%	29.8%	N/A

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except employee data)
(unaudited)

	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Y/Y % Change
Net Sales
Online stores (1)	$35,039	$45,657	$36,652	$45,896	$48,350	$66,451	46%
Online stores -- Y/Y growth, excluding F/X	22%	15%	25%	49%	37%	43%	N/A
Physical stores (2)	$4,192	$4,363	$4,640	$3,774	$3,788	$4,022	(8)%
Physical stores -- Y/Y growth, excluding F/X	(1)%	(1)%	8%	(13)%	(10)%	(7)%	N/A
Third-party seller services (3)	$13,212	$17,446	$14,479	$18,195	$20,436	$27,327	57%
Third-party seller services -- Y/Y growth, excluding F/X	28%	31%	31%	53%	53%	54%	N/A
Subscription services (4)	$4,957	$5,235	$5,556	$6,018	$6,572	$7,061	35%
Subscription services -- Y/Y growth, excluding F/X	35%	32%	29%	30%	32%	34%	N/A
AWS	$8,995	$9,954	$10,219	$10,808	$11,601	$12,742	28%
AWS -- Y/Y growth, excluding F/X	35%	34%	33%	29%	29%	28%	N/A
Other (5)	$3,586	$4,782	$3,906	$4,221	$5,398	$7,952	66%
Other -- Y/Y growth, excluding F/X	45%	41%	44%	41%	49%	64%	N/A

Stock-based Compensation Expense
Cost of sales	$39	$43	$41	$76	$75	$91	112%
Fulfillment	$301	$286	$260	$417	$316	$364	27%
Technology and content	$966	$1,007	$961	$1,421	$1,267	$1,412	40%
Marketing	$298	$322	$332	$456	$446	$476	48%
General and administrative	$175	$182	$163	$231	$184	$219	20%
Total stock-based compensation expense	$1,779	$1,840	$1,757	$2,601	$2,288	$2,562	39%
Other
WW shipping costs	$9,608	$12,884	$10,936	$13,652	$15,063	$21,465	67%
WW shipping costs -- Y/Y growth	46%	43%	49%	68%	57%	67%	N/A
WW paid units -- Y/Y growth (6)	22%	22%	32%	57%	46%	47%	N/A
WW seller unit mix -- % of WW paid units (6)	53%	53%	52%	53%	54%	55%	N/A
Employees (full-time and part-time; excludes contractors & temporary personnel)	750,000	798,000	840,400	876,800	1,125,300	1,298,000	63%
Employees (full-time and part-time; excludes contractors & temporary personnel) -- Y/Y growth	22%	23%	33%	34%	50%	63%	N/A
________________________
(1)Includes product sales and digital media content where we record revenue gross. We leverage our retail infrastructure to offer a wide selection of consumable and durable goods that includes media products available in both a physical and digital format, such as books, videos, games, music, and software. These product sales include digital products sold on a transactional basis. Digital product subscriptions that provide unlimited viewing or usage rights are included in “Subscription services.”
(2)Includes product sales where our customers physically select items in a store. Sales to customers who order goods online for delivery or pickup at our physical stores are included in “Online stores.”
(3)Includes commissions and any related fulfillment and shipping fees, and other third-party seller services.
(4)Includes annual and monthly fees associated with Amazon Prime memberships, as well as digital video, audiobook, digital music, e-book, and other non-AWS subscription services.
(5)Primarily includes sales of advertising services, as well as sales related to our other service offerings.
(6)Excludes the impact of Whole Foods Market.

Amazon.com, Inc.
Certain Definitions
Customer Accounts
•References to customers mean customer accounts established when a customer places an order through one of our stores. Customer accounts exclude certain customers, including customers associated with certain of our acquisitions, Amazon Payments customers, AWS customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.
Seller Accounts
•References to sellers means seller accounts, which are established when a seller receives an order from a customer account. Sellers are considered active when they have received an order from a customer during the preceding twelve-month period.

AWS Customers

•References to AWS customers mean unique AWS customer accounts, which are unique customer account IDs that are eligible to use AWS services. This includes AWS accounts in the AWS free tier. Multiple users accessing AWS services via one account ID are counted as a single account. Customers are considered active when they have had AWS usage activity during the preceding one-month period.
Units
•References to units mean physical and digital units sold (net of returns and cancellations) by us and sellers in our stores as well as Amazon-owned items sold in other stores. Units sold are paid units and do not include units associated with AWS, certain acquisitions, certain subscriptions, rental businesses, or advertising businesses, or Amazon gift cards.

Contacts:

Amazon Investor Relations	Amazon Public Relations
Dave Fildes, amazon-ir@amazon.com	Dan Perlet, amazon-pr@amazon.com
amazon.com/ir	amazon.com/pr